Exhibit 99.1
Recent Developments
    While the financial markets have demonstrated significant volatility due to the economic impacts of COVID-19, interest rates have fallen to historic lows resulting in increased mortgage refinance originations and favorable margins. Our efficient and scalable platform has enabled us to respond quickly to the increased market demand. Market demand in 2020 was driven by a prolonged period of historically low interest rates. This demand contributed to gain on sale margins reaching levels that the Company does not believe will be sustained in future years and could result in decreases in revenue.
As a servicer, we are required to advance principal and interest to the investor for up to four months on GSE backed mortgages and longer on other government agency backed mortgages on behalf of clients who have entered a forbearance plan. As of February 28, 2021, 1.91%, or approximately $2.4 billion UPB, of our servicing portfolio was in active forbearance. The following charts show the progression of forbearance requests in our servicing portfolio following the passage of the CARES Act on March 27, 2020.
While these advance requirements may be significant at higher levels of forbearance, we believe we are very well-positioned in terms of our liquidity. We will continue evaluating the capital markets as well, which would further supplement our liquidity should the need arise.
While we have historically engaged third-parties as subservicers, we have begun servicing a portion of our new originations on our in house platform in February, which is in line with our plan to bring substantially all of our servicing operations in-house by Q1 2022.
In February 2021, loanDepot, Inc. (“LDI”), our ultimate parent, completed its initial public offering (“IPO”) on the New York Stock Exchange, raising net proceeds of $36.2 million after deducting the underwriting discounts and commissions. In connection with the consummation of the IPO, LDI issued to the Parthenon Stockholders 121,368,600 shares of its Class D common stock, $0.001 par value per share in exchange of LD Investment Holdings, Inc.’s equity interests in the Issuer. Additionally, LDI issued 201,422,212 shares of Class C common stock, $0.001 par value per share to certain of the continuing members under the Issuer’s Fourth Amended LLC Agreement. As a result of such transactions, LD Investment Holdings, Inc. merged with and into LDI, with LDI remaining as the surviving corporation. LDI and the Issuer also entered into a tax receivable agreement (the “Tax Receivable Agreement”) with the Parthenon Stockholders and certain Continuing LLC members. In connection with the foregoing transactions, the Parthenon Stockholders and certain other persons has caused to be terminated an existing call option providing the Parthenon Stockholders the option to purchase, from LD Investment Holdings, Inc., its equity interest in LDLLC.
In February 2021, the Company issued notes through a new securitization facility (“2021-1 Securitization Facility”) backed by a revolving warehouse line of credit. The 2021-1 Securitization Facility is secured by newly originated, first-lien, fixed rate residential mortgage loans eligible for purchase by the GSEs or in accordance with the criteria of Ginnie Mae for the guarantee of securities backed by mortgage loans. The 2021-1 Securitization Facility issued $500.0 million in notes and certificates that bear interest at 30-day LIBOR plus a margin. The 2021-1 Securitization Facility will terminate on the earlier of (i) the three year anniversary of the initial purchase date, (ii) upon the Company exercising its right to optional prepayment in full and (iii) the date of the occurrence and continuance of an event of default.
In March 2021, we notified the lender of our Second Secured Credit Facility of our intent to terminate the facility, which provided for $100 million of financing capacity secured by servicing rights. At December 31, 2020 there were no draws outstanding on the Second Secured Credit Facility. This termination, the decreasing level of secured MSR financing relative to our portfolio size, as well as our issuance of the Senior Notes Due 2025 and this offering represent our shift toward using longer-term unsecured debt to finance our MSR portfolio.
    Below, we present certain preliminary estimated unaudited financial results and key performance indicators for the two months ended February 28, 2021. The unaudited estimated financial results and key performance indicators set forth below are preliminary and subject to revision based upon the completion of our quarterly financial closing processes for the three months ended March 31, 2021. The information presented herein should not be considered a substitute for the financial information and performance indicators to be filed in our Quarterly Report on Form 10-Q for the three months ended March 31, 2021 once it becomes available. For additional information, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

($ in thousands)	Two Months Ended	Three Months Ended	Two Months Ended
(Unaudited)	February 28, 2021	December 31, 2020	February 29, 2020
Rate lock volume	$ 30,924,323	$ 49,711,270	$ 17,541,285
Loan origination volume	25,079,681	37,395,352	9,269,727
Gain on sale margin	3.21%	3.38%	3.67%

            We believe that the level of gain on sale margin experienced during two months ended February 28, 2021 was the result of continued favorable market conditions and the low interest rate environment which led to increased demand for mortgages as compared with the two months ended February 28, 2020. In recent weeks, the mortgage industry has experienced an increased interest rate environment, which has led to lower refinance mortgage demand and lower gain on sale margins that more closely approximate historical gain on sale margins. We cannot predict the continued impact of an increased interest rate environment on our originations or gain-on-sale margins. Further, there is no assurance that these preliminary results will be indicative of our final results for the three months ended March 31, 2021 or in any future period.
     Our preliminary results contained in this offering memorandum have been prepared in good faith by, and are the responsibility of, management based upon our internal reporting for the two months ended February 28, 2021. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to these preliminary results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
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